Exhibit 99

Accenture Reports Very Strong Second-Quarter Results and Raises Revenue and EPS Outlook for Fiscal 2022

-- Revenues are $15.0 billion, an increase of 24% in U.S. dollars and 28% in local currency --

-- EPS are $2.54, a 14% increase from $2.23 for the second quarter last year, which included $0.21 in gains on an investment; excluding these gains, EPS are up 25% from adjusted EPS of $2.03 in the second quarter last year --

-- Operating income increases 25% to $2.06 billion, with operating margin of 13.7% --

-- Record new bookings of $19.6 billion are up 22% from the second quarter last year, with record bookings in both consulting and outsourcing of $10.9 billion and $8.7 billion, respectively --

-- Company declares quarterly cash dividend of $0.97 per share, up 10% from a year ago --

-- Accenture updates business outlook for fiscal 2022; raises range for full-year revenue growth to 24-26% in local currency; raises EPS to $10.61 to $10.81; updates operating margin expansion to 10 basis points; raises free cash flow to $8.0 billion to $8.5 billion; and raises cash returned to shareholders to at least $6.5 billion --

NEW YORK; March 17, 2022 — Accenture (NYSE: ACN) reported financial results for the second quarter of fiscal 2022, ended Feb. 28, 2022, with revenues of $15.0 billion, an increase of 24% in U.S. dollars and 28% in local currency over the same period last year.

Diluted earnings per share were $2.54, a 14% increase from $2.23 for the second quarter last year, which included $0.21 in gains on an investment. Excluding these gains, EPS increased 25% from adjusted EPS of $2.03 for the second quarter last year.

Operating income was $2.06 billion, a 25% increase over the same period last year, and operating margin was 13.7%, consistent with the second quarter last year.

New bookings for the quarter were a record $19.6 billion, with record bookings in both consulting and outsourcing of $10.9 billion and $8.7 billion, respectively.

Julie Sweet, Accenture’s Chair & CEO, said, “Our outstanding second-quarter financial performance demonstrates continued strong, broad-based demand across all our markets, services and industries. We continue to take significant market share as clients increasingly turn to Accenture as the partner uniquely positioned to help them navigate today’s accelerating pace of change. Our core strength is the diversity of our business that enables us to digitally transform across the enterprise through the depth and breadth of our services.

“At the same time, our clients also have access to talent at scale through our nearly 700,000 incredible people who deliver for them every day. The trust we have earned from our clients and partners, our continuous innovation and our ability to consistently attract the best people are directly linked to our commitment to creating 360° value for all our stakeholders — clients, people, partners, shareholders and communities.”

Financial Review

Revenues for the second quarter of fiscal 2022 were $15.05 billion, compared with $12.09 billion for the second quarter of fiscal 2021, an increase of 24% in U.S. dollars and 28% in local currency. Revenues were approximately $300 million above the top end of the company’s guided range of $14.30 billion to $14.75 billion. The foreign-exchange impact for the quarter was approximately negative 4%, consistent with the assumption provided in the company’s first-quarter earnings release.

▪Consulting revenues for the quarter were $8.32 billion, an increase of 29% in U.S. dollars and 34% in local currency compared with the second quarter of fiscal 2021.

▪Outsourcing revenues were $6.72 billion, an increase of 19% in U.S. dollars and 23% in local currency compared with the second quarter of fiscal 2021.

Diluted EPS for the quarter were $2.54, a 14% increase from $2.23, for the second quarter last year, which included pre-tax gains on an investment of $151 million, or $0.21 per share. Excluding these gains, EPS increased 25% from adjusted EPS of $2.03 for the second quarter of fiscal 2021. The $0.51 increase in EPS on an adjusted basis reflects:

▪a $0.52 increase from higher revenue and operating results; and
▪a $0.04 increase from lower non-operating expense;

partially offset by

▪a $0.05 decrease from a higher effective tax rate.

Gross margin (gross profit as a percentage of revenues) for the quarter was 30.1%, compared with 29.7% for the second quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $2.46 billion, or 16.4% of revenues, compared with $1.94 billion, or 16.1% of revenues, for the second quarter last year.

Operating income for the quarter increased 25%, to $2.06 billion, or 13.7% of revenues, compared with $1.65 billion, or 13.7% of revenues, for the second quarter of fiscal 2021.

The company’s effective tax rate for the quarter was 19.2%, compared with 17.1% for the second quarter last year. Excluding the investment gains and the related tax expense of $19 million, the effective tax rate for the second quarter of fiscal 2021 was 17.5%.

Net income for the quarter was $1.66 billion, compared with $1.46 billion for the second quarter last year. Excluding after-tax investment gains of $133 million, net income for the second quarter of fiscal 2021 was $1.33 billion.

Operating cash flow for the quarter was $2.16 billion, and property and equipment additions were $165 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.99 billion. For the same period last year, operating cash flow was $2.53 billion; property and equipment additions were $93 million; and free cash flow was $2.44 billion.

Days services outstanding, or DSOs, were 41 days at Feb. 28, 2022, compared with 38 days at Aug. 31, 2021 and 34 days at Feb. 28, 2021.

Accenture’s total cash balance at Feb. 28, 2022 was $5.5 billion, compared with $8.2 billion at Aug. 31, 2021.

New Bookings

New bookings for the second quarter were a record $19.6 billion, an increase of 22% in U.S. dollars and 26% in local currency from the second quarter last year.

▪Consulting new bookings were a record $10.9 billion, or 56% of total new bookings.

▪Outsourcing new bookings were a record $8.7 billion, or 44% of total new bookings.

Revenues by Geographic Market

Revenues by geographic market were as follows:

▪North America: $7.08 billion, an increase of 26% in both U.S. dollars and local currency compared with the second quarter of fiscal 2021.

▪Europe: $5.01 billion, an increase of 24% in U.S. dollars and 31% in local currency compared with the second quarter of fiscal 2021.

▪Growth Markets: $2.96 billion, an increase of 22% in U.S. dollars and 30% in local currency compared with the second quarter of fiscal 2021.

Revenues by Industry Group

Revenues by industry group were as follows:

▪Communications, Media & Technology: $3.19 billion, an increase of 29% in U.S. dollars and 32% in local currency compared with the second quarter of fiscal 2021.

▪Financial Services: $2.87 billion, an increase of 21% in U.S. dollars and 25% in local currency compared with the second quarter of fiscal 2021.

▪Health & Public Service: $2.69 billion, an increase of 19% in U.S. dollars and 21% in local currency compared with the second quarter of fiscal 2021.

▪Products: $4.33 billion, an increase of 30% in U.S. dollars and 34% in local currency compared with the second quarter of fiscal 2021.

▪Resources: $1.97 billion, an increase of 21% in U.S. dollars and 25% in local currency compared with the second quarter of fiscal 2021.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Feb. 15, 2022, a quarterly cash dividend of $0.97 per share was paid to shareholders of record at the close of business on Jan. 13, 2022. These cash dividend payments totaled $617 million, bringing dividend payments for the year to date to $1.23 billion.

Accenture plc has declared another quarterly cash dividend of $0.97 per share for shareholders of record at the close of business on April 14, 2022. This dividend, which is payable on May 13, represents a 10% increase over the quarterly dividend rate of $0.88 per share in fiscal 2021.

Share Repurchase Activity

During the second quarter of fiscal 2022, Accenture repurchased or redeemed 4.6 million shares for a total of $1.69 billion, including approximately 2.9 million shares repurchased in the open market. This brings Accenture’s total share repurchases and redemptions for the first half of fiscal 2022 to 7.0 million shares for a total of $2.54 billion, including approximately 4.8 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Feb. 28, 2022 was approximately $4.6 billion.

At Feb. 28, 2022, Accenture had approximately 634 million total shares outstanding.

Business Outlook

The invasion of Ukraine by Russia and the sanctions and other measures being imposed in response to this conflict have increased the level of economic and political uncertainty. Accenture’s third-quarter and full-year 2022 business outlook does not include assumptions for a significant escalation or expansion of economic disruption or the conflict’s current scope, which could have a material adverse effect on the company’s results of operations.

Third Quarter Fiscal 2022

Accenture expects revenues for the third quarter of fiscal 2022 to be in the range of $15.70 billion to $16.15 billion, an increase of 22% to 26% in local currency, reflecting the company’s assumption of a negative 4% foreign-exchange impact compared with the third quarter of fiscal 2021.

Fiscal Year 2022

Accenture’s business outlook for the full 2022 fiscal year continues to assume that the foreign-exchange impact on its results in U.S. dollars will be approximately negative 3% compared with fiscal 2021.

For fiscal 2022, the company now expects revenue growth to be in the range of 24% to 26% in local currency, compared with 19% to 22% previously.

Accenture now expects operating margin for the full fiscal year to be 15.2%, an expansion of 10 basis points from fiscal 2021. The company previously expected operating margin to expand 10 to 30 basis points.

The company continues to expect its annual effective tax rate to be in the range of 23.0% to 25.0%.

The company now expects diluted EPS to be in the range of $10.61 to $10.81, an increase of 21% to 23% over adjusted FY21 diluted EPS of $8.80 — which exclude gains on an investment of $0.36 from FY21 GAAP diluted EPS of $9.16. The company previously expected fiscal 2022 diluted EPS to be in the range of $10.32 to $10.60.

For fiscal 2022, the company now expects operating cash flow to be in the range of $8.7 billion to $9.2 billion, compared with $8.4 billion to $8.9 billion previously; continues to expect property and equipment additions to be $700 million; and now expects free cash flow to be in the range of $8.0 billion to $8.5 billion, compared with $7.7 billion to $8.2 billion previously.

The company now expects to return at least $6.5 billion in cash to shareholders through dividends and share repurchases, compared with at least $6.3 billion previously.

360° Value Reporting

Accenture’s goal is to create 360° value for our clients, people, shareholders, partners, and communities. To enhance transparency and provide a comprehensive view for all stakeholders, we have combined our financial and environmental, social and governance (ESG) reporting into a digital-first experience. To access our goals, progress and performance, please visit the Accenture 360° Value Reporting Experience (Accenture.com/reportingexperience).

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its second-quarter financial results. To participate, please dial +1 (877) 692-8955 [+1 (234) 720-6979 outside the United States, Puerto Rico and Canada] and enter access code 6450548 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at accenture.com.

A replay of the conference call will be available online at accenture.com beginning at 11:00 a.m. EDT today, March 17, and continuing through Wednesday, June 22, 2022. The replay will also be available via telephone by dialing +1 (866) 207-1041 [+1 (402) 970-0847 outside the United States, Puerto Rico and Canada] and entering access code 6300496 from 11:00 a.m. EDT today, March 17, through Wednesday, June 22, 2022.

About Accenture

Accenture is a global professional services company with leading capabilities in digital, cloud and security. Combining unmatched experience and specialized skills across more than 40 industries, we offer Strategy and Consulting, Interactive, Technology and Operations services — all powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. Our 699,000 people deliver on the promise of technology and human ingenuity every day, serving clients in more than 120 countries. We embrace the power of change to create value and shared success for our clients, people, shareholders, partners and communities. Visit us at accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Many of the following risks, uncertainties and other factors identified below may be amplified by the invasion of Ukraine by Russia, the sanctions (including their duration), and other measures being imposed in response to this conflict, as well as any escalation or expansion of economic disruption or the conflict’s current scope. These risks include, without limitation, risks that: Accenture’s results of operations have been, and may in the future be, adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture faces legal, reputational and financial risks from any failure to protect client and/or company data from security incidents or cyberattacks; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; if Accenture is unable to match people and skills with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the COVID-19 pandemic has impacted Accenture’s business and operations, and the extent to which it will continue to do so and its impact on the company’s future financial results are uncertain; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies or fail to satisfy certain agreed-upon targets or specific service levels; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; as a result of Accenture’s geographically diverse operations and its growth strategy to continue to expand in its key markets around the world, the company is more susceptible to certain risks; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s global operations expose the company to numerous and sometimes conflicting legal and regulatory requirements; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###
Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

Accenture plc
Consolidated Income Statements
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended				Six Months Ended
	February 28, 2022	% of Revenues	February 28, 2021	% of Revenues	February 28, 2022	% of Revenues	February 28, 2021	% of Revenues
REVENUES:
Revenues	$15,046,693	100.0%	$12,088,125	100.0%	$30,011,846	100.0%	$23,850,310	100.0%
OPERATING EXPENSES:
Cost of services	10,522,734	69.9%	8,492,893	70.3%	20,571,098	68.5%	16,356,782	68.6%
Sales and marketing	1,414,814	9.4%	1,139,486	9.4%	2,869,239	9.6%	2,366,662	9.9%
General and administrative costs	1,047,565	7.0%	802,231	6.6%	2,075,635	6.9%	1,582,682	6.6%
Total operating expenses	12,985,113		10,434,610		25,515,972		20,306,126
OPERATING INCOME	2,061,580	13.7%	1,653,515	13.7%	4,495,874	15.0%	3,544,184	14.9%
Interest income	7,269		8,407		13,319		19,092
Interest expense	(11,216)		(8,922)		(22,399)		(17,776)
Other income (expense), net	(7,183)		109,443		(30,212)		203,810
INCOME BEFORE INCOME TAXES	2,050,450	13.6%	1,762,443	14.6%	4,456,582	14.8%	3,749,310	15.7%
Income tax expense	392,921		300,950		979,323		765,760
NET INCOME	1,657,529	11.0%	1,461,493	12.1%	3,477,259	11.6%	2,983,550	12.5%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(1,742)		(1,602)		(3,676)		(3,302)
Net income attributable to noncontrolling interests – other (1)	(20,845)		(19,032)		(47,617)		(39,113)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,634,942	10.9%	$1,440,859	11.9%	$3,425,966	11.4%	$2,941,135	12.3%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,634,942		$1,440,859		$3,425,966		$2,941,135
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	1,742		1,602		3,676		3,302
Net income for diluted earnings per share calculation	$1,636,684		$1,442,461		$3,429,642		$2,944,437
EARNINGS PER SHARE:
Basic	$2.58		$2.27		$5.41		$4.63
Diluted	$2.54		$2.23		$5.32		$4.55
WEIGHTED AVERAGE SHARES:
Basic	633,956,712		635,993,980		633,108,627		635,137,704
Diluted	644,127,093		646,321,916		644,622,602		646,803,693
Cash dividends per share	$0.97		$0.88		$1.94		$1.76
(1)Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Accenture plc
Summary of Revenues
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Percent Increase U.S. Dollars	Percent Increase Local Currency
	February 28, 2022	February 28, 2021
GEOGRAPHIC MARKETS
North America	$7,077,036	$5,631,968	26%	26%
Europe	5,009,885	4,030,043	24	31
Growth Markets	2,959,772	2,426,114	22	30
Total Revenues	$15,046,693	$12,088,125	24%	28%
INDUSTRY GROUPS
Communications, Media & Technology	$3,192,742	$2,480,169	29%	32%
Financial Services	2,872,158	2,377,555	21	25
Health & Public Service	2,686,853	2,261,901	19	21
Products	4,329,195	3,340,894	30	34
Resources	1,965,745	1,627,606	21	25
Total Revenues	$15,046,693	$12,088,125	24%	28%
TYPE OF WORK
Consulting	$8,322,202	$6,439,392	29%	34%
Outsourcing	6,724,491	5,648,733	19	23
Total Revenues	$15,046,693	$12,088,125	24%	28%

	Six Months Ended		Percent Increase U.S. Dollars	Percent Increase Local Currency
	February 28, 2022	February 28, 2021
GEOGRAPHIC MARKETS
North America	$13,984,251	$11,112,931	26%	26%
Europe	10,109,953	7,997,451	26	30
Growth Markets	5,917,642	4,739,928	25	30
Total Revenues	$30,011,846	$23,850,310	26%	28%
INDUSTRY GROUPS
Communications, Media & Technology	$6,276,347	$4,813,814	30%	32%
Financial Services	5,789,878	4,723,846	23	25
Health & Public Service	5,416,887	4,473,790	21	22
Products	8,610,782	6,547,019	32	34
Resources	3,917,952	3,291,841	19	21
Total Revenues	$30,011,846	$23,850,310	26%	28%
TYPE OF WORK
Consulting	$16,714,611	$12,771,964	31%	33%
Outsourcing	13,297,235	11,078,346	20	22
Total Revenues	$30,011,846	$23,850,310	26%	28%

Accenture plc
Operating Income by Geographic Market
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	February 28, 2022		February 28, 2021
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
North America	$1,090,910	15%	$772,144	14%	$318,766
Europe	531,629	11	502,933	12	28,696
Growth Markets	439,041	15	378,438	16	60,603
Total Operating Income	$2,061,580	13.7%	$1,653,515	13.7%	$408,065

	Six Months Ended
	February 28, 2022		February 28, 2021
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
North America	$2,335,327	17%	$1,660,953	15%	$674,374
Europe	1,276,485	13	1,132,363	14	144,122
Growth Markets	884,062	15	750,868	16	133,194
Total Operating Income	$4,495,874	15.0%	$3,544,184	14.9%	$951,690

Accenture plc
Reconciliation of Net Income and Diluted Earnings Per Share, as Reported (GAAP), to Net Income and Diluted Earnings Per Share, as Adjusted (Non-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	February 28, 2022	February 28, 2021
	As Reported (GAAP)	As Reported (GAAP)	Investment Gains (1)	Adjusted (Non-GAAP)
Income before income taxes	$2,050,450	$1,762,443	$(151,309)	$1,611,134
Income tax expense	392,921	300,950	(18,534)	282,416
Net Income	$1,657,529	$1,461,493	$(132,775)	$1,328,718
Effective tax rate	19.2%	17.1%		17.5%
Diluted earnings per share	$2.54	$2.23	$(0.21)	$2.03

	Six Months Ended
	February 28, 2022	February 28, 2021
	As Reported (GAAP)	As Reported (GAAP)	Investment Gains (1)	Adjusted (Non-GAAP)
Income before income taxes	$4,456,582	$3,749,310	$(271,009)	$3,478,301
Income tax expense	979,323	765,760	(41,440)	724,320
Net Income	$3,477,259	$2,983,550	$(229,569)	$2,753,981
Effective tax rate	22.0%	20.4%		20.8%
Diluted earnings per share	$5.32	$4.55	$(0.35)	$4.20
Amounts in table may not total due to rounding.
(1) Represents gains related to our investment in Duck Creek Technologies.

Accenture plc
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	February 28, 2022	August 31, 2021
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$5,466,116	$8,168,174
Short-term investments	6,031	4,294
Receivables and contract assets	11,590,876	9,728,212
Other current assets	2,122,107	1,765,831
Total current assets	19,185,130	19,666,511
NON-CURRENT ASSETS:
Contract assets	39,442	38,334
Investments	336,876	329,526
Property and equipment, net	1,656,792	1,639,105
Lease assets	3,248,912	3,182,519
Goodwill	12,427,823	11,125,861
Other non-current assets	7,422,862	7,193,987
Total non-current assets	25,132,707	23,509,332
TOTAL ASSETS	$44,317,837	$43,175,843
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$9,092	$12,080
Accounts payable	2,229,221	2,274,057
Deferred revenues	4,663,024	4,229,177
Accrued payroll and related benefits	6,151,644	6,747,853
Lease liabilities	728,381	744,164
Other accrued liabilities	1,758,760	1,701,536
Total current liabilities	15,540,122	15,708,867
NON-CURRENT LIABILITIES:
Long-term debt	52,152	53,473
Lease liabilities	2,763,519	2,696,917
Other non-current liabilities	4,805,065	4,619,472
Total non-current liabilities	7,620,736	7,369,862
Total Accenture plc shareholders’ equity	20,560,023	19,529,454
Noncontrolling interests	596,956	567,660
Total shareholders’ equity	21,156,979	20,097,114
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,317,837	$43,175,843

Accenture plc
Consolidated Cash Flows Statements
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,657,529	$1,461,493	$3,477,259	$2,983,550
Depreciation, amortization and other	528,260	457,775	1,029,125	925,975
Share-based compensation expense	546,607	424,892	912,298	736,213
Change in assets and liabilities/other, net	(576,903)	190,561	(2,732,318)	(508,172)
Net cash provided by (used in) operating activities	2,155,493	2,534,721	2,686,364	4,137,566
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(164,660)	(92,510)	(346,331)	(185,625)
Purchases of businesses and investments, net of cash acquired	(113,746)	(611,332)	(1,848,774)	(1,115,175)
Proceeds from the sale of businesses and investments	3,474	261,140	3,561	410,142
Other investing, net	2,430	3,347	6,461	4,896
Net cash provided by (used in) investing activities	(272,502)	(439,355)	(2,185,083)	(885,762)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	292,747	208,195	701,877	547,086
Purchases of shares	(1,693,354)	(1,184,586)	(2,538,720)	(1,953,481)
Cash dividends paid	(616,583)	(561,042)	(1,229,791)	(1,119,094)
Other financing, net	(19,525)	(9,300)	(39,541)	(20,695)
Net cash provided by (used in) financing activities	(2,036,715)	(1,546,733)	(3,106,175)	(2,546,184)
Effect of exchange rate changes on cash and cash equivalents	(17,277)	23,942	(97,164)	45,628
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(171,001)	572,575	(2,702,058)	751,248
CASH AND CASH EQUIVALENTS, beginning of period	5,637,117	8,594,003	8,168,174	8,415,330
CASH AND CASH EQUIVALENTS, end of period	$5,466,116	$9,166,578	$5,466,116	$9,166,578